Exhibit 99.1

Press Release

RLJ Lodging Trust Announces the Appointment of Art Collins to Its Board of Trustees

Bethesda, MD, November 28, 2016 — RLJ Lodging Trust (the “Company”) (NYSE: RLJ) today announced the election of Arthur (“Art”) Collins as a new member to its Board of Trustees. Mr. Collins’ appointment became effective November 21, 2016, increasing the size of the Company’s board from six to seven members.

“We are excited to have Art join our board,” commented Ross H. Bierkan, President and Chief Executive Officer. “In addition to his extensive board experience, Art brings decades of executive experience advising companies across a multitude of industries, which makes him a valuable addition to our board.”

Mr. Collins is the Managing Partner of theGROUP, a government relations and public affairs consulting firm, specializing in providing strategic policy advice to global corporations. Prior to this, Mr. Collins was Chairman and CEO of Public Private Partnership, Inc. Mr. Collins’ significant experience includes serving on the board of several distinguished organizations, including the Brookings Institution and the Meridian International Center.

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels. The Company owns 125 hotels with approximately 20,800 rooms, located in 21 states and the District of Columbia.

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Additional Contacts:

Leslie D. Hale, Chief Operating Officer and Chief Financial Officer, RLJ Lodging Trust — (301) 280-7774

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http://rljlodgingtrust.com